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                                                                  Exhibit 10.22

                  VOLUNTARY SEPARATION AGREEMENT AND RELEASE

In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby mutually acknowledged, Allstate Insurance Company, its subsidiaries, parents and affiliates ("Allstate"), on its own behalf and on behalf of its officers, directors, agents, servants, employees, stockholders and assigns, and all other persons, firms, associations and corporations jointly or severally liable with it, and ANURAG CHANDRA ("Mr. Chandra") presently an employee of Allstate, do hereby enter into this Voluntary Separation Agreement and Release ("Agreement") and do hereby mutually covenant and agree as follows:

     1. Effective as of the close of business on October 4, 2013, Mr. Chandra shall be reassigned from his current position. He will assume a special assignment position within Allstate, which position shall consist of new duties, obligations and responsibilities as dictated by special projects. Mr. Chandra's special assignment position shall continue thereafter, to and including March 31, 2014. As of the close of business on March 31, 2014, Mr. Chandra's employment with Allstate shall fully terminate. During the period of Mr. Chandra's special assignment, the following conditions will apply:

             (i) Allstate will pay Mr. Chandra the amount of $39,783.33 (Thirty Nine Thousand Seven Hundred Eighty Three Dollars and Thirty Three Cents) per month. During this time of Mr. Chandra's special assignment position, Allstate shall continue to provide Mr. Chandra with its usual and customary 401(k) plan match, pension plan contributions, and health insurance contributions.

             (ii) On or before March 31, 2014, Mr. Chandra will be paid for any Paid Time Off days (commonly referred to as "PTO") earned but not used prior to October 4, 2013. Mr. Chandra will not be entitled to any further PTO in 2013 or 2014.

             (iii) Mr. Chandra shall be entitled to any unreimbursed business expenses incurred prior to October 4, 2013.

             (iv) Mr. Chandra shall not be eligible for any benefits under Allstate's short term disability program, nor shall he be eligible for any long term disability benefits as of October 4, 2013.

             (v) Mr. Chandra shall be entitled to no further compensation, severance, salary, wage, bonus, (including any annual incentive plan payment for the 2014 performance year), equity or other grants, paid time off or other form of remuneration or consideration as of March 31, 2014, except as hereinafter set forth in paragraph 7 of this Agreement.

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     2.  Nothing in this Agreement may be read to alter or amend any terms or conditions of Mr. Chandra's employment with Allstate other than those specified in this Agreement. All other employment policies continue in effect with regard to Mr. Chandra's employment.

     3. By accepting payments under this Agreement, Mr. Chandra is waiving any entitlement he believes he has to benefits that may otherwise be available under the Allstate Severance Pay Plan and/or the Change of Control Severance Plan, if applicable.

     4. After his employment with Allstate ceases as described in Paragraph 1 of this Agreement, Mr. Chandra shall not seek employment at any time with any Allstate office, subsidiary or affiliate, nor shall Mr. Chandra accept work at any Allstate office, subsidiary or affiliate, nor shall Mr. Chandra purchase an Allstate agency.

     5. Should Mr. Chandra die after the effective date of this agreement but on or before all payments have been made pursuant to this Agreement, such payments shall be paid to Mr. Chandra's estate as they become payable.

     6. Any stock options awarded to Mr. Chandra and scheduled to vest shall vest subject to the terms of his respective Option Award Agreement(s). Any Allcorp restricted stock units awarded to Mr. Chandra and scheduled to unrestrict shall unrestrict subject to the terms of his respective Restricted Stock Unit Award Agreement(s). Any performance stock awards awarded to Mr. Chandra will be forfeited on March 31, 2014.

     7. In lieu of any cash bonus for which he may be eligible in accordance with the terms of Allstate's Annual Incentive Plan ("AIP") for the 2013 performance year, Allstate shall pay Mr. Chandra an amount of $406,000 (Four Hundred Six Thousand and 00/100 Dollars), subject to federal, state, FICA, and other applicable tax deductions, on or about March 15, 2014. Such amount is in addition to the payment specified in paragraph 1 above.

     8. Mr. Chandra has held a position of trust and confidence with Allstate and possesses and has had access to highly valuable, confidential and/or proprietary information ("Confidential Information"). This term shall be interpreted broadly to include all information of any sort (whether merely

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         remembered or embodied in a tangible medium) that: (i) is related to
         Allstate's business; and (ii) is not generally or publicly known. It includes, without limitation, customer, employee and supplier information; sales, financial, business, and new product development plans; information about Allstate software, hardware and other technologies, trade secrets, financial results, strategies, copyrights, data files, and other proprietary information, regardless of media or form. Mr. Chandra agrees that such Confidential Information is the property of Allstate. Mr. Chandra shall return all company property and all copies (paper or electronic), including but not limited to, files, data studies, software, plans and equipment and whether or not containing Confidential Information, to Allstate on or before March 31, 2014. Mr. Chandra shall not (i) disclose, cause or permit disclosure of the Confidential Information nor (ii) make any use of the Confidential Information for himself or others except as required by law or approved in writing by Allstate and shall notify Allstate promptly should he become aware of any unauthorized disclosure of such information.

         In addition, Mr. Chandra acknowledges and confirms his ongoing obligation to promptly disclose to Allstate any ideas, inventions, discoveries, improvements, methods of doing business, processes, products, information, software, trademarks, or trade secrets that were conceived, developed or reduced to practice by Mr. Chandra, either solely or jointly with others, at any point during his Allstate employment, whether or not they are patentable, copyrightable or subject to trademark or trade secret protection ("Allstate Developments"). All Allstate Developments shall be the sole and exclusive property of Allstate, and Mr. Chandra agrees to assign and does hereby assign them to Allstate. Each copyrightable Allstate Development prepared in whole or part by Mr. Chandra with the scope of his employment with Allstate shall either be deemed a "work made for hire" under the copyright laws, and Allstate shall own the entire copyright in each such copyrightable Allstate Development or, if not deemed a "work made for hire," he agrees to assign and does hereby assign such Allstate Developments to Allstate. At Allstate's expense, Mr. Chandra will cooperate fully with Allstate in patenting, registering, maintaining, enforcing, and defending such Allstate Developments. Allstate shall own any records made by Mr. Chandra relating to Allstate Developments or the creation thereof.

         The parties to this Agreement recognize that irreparable harm would result from any breach by Mr. Chandra of any of the covenants contained herein this Paragraph 8 and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in the event of a breach or threatened breach of any of the covenants contained in this Paragraph 8, Mr. Chandra acknowledges and agrees that Allstate shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of such covenants (without posting a bond or other security). Moreover, Mr. Chandra

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         acknowledges and agrees that any award of injunctive relief shall not preclude Allstate from seeking or recovering any lawful compensatory damages which may have resulted from a breach of any of the covenants contained in Paragraph 8. Furthermore, Allstate may take any action at its discretion to protect its confidential information including the discontinuation of any and all payments still due and owing under this Agreement.

     9. Allstate shall provide Mr. Chandra, at his request, with professional outplacement assistance at an outplacement firm selected by Allstate. Regardless of when Mr. Chandra begins using such assistance, such assistance shall not last longer than six months and shall end no later than March 31, 2015.

     10. Allstate shall provide employment references in accordance with Allstate policy governing same, provided that Mr. Chandra directs all requests for such references to Harriet Harty, Senior Vice President, Human Resources at Allstate's Home Office.

     11. In return for the consideration set forth in this Agreement, which Mr. Chandra would not be entitled to if he did not voluntarily enter into this Agreement, Mr. Chandra for himself, his heirs, representatives, administrators, and assigns does hereby release and forever discharge Allstate, its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations who are or may be jointly or severally liable with it, of and from any and all claims, demands, actions and causes of action, whether presently known or unknown, arising from, or in any way related to, Mr. Chandra's employment with Allstate and the termination thereof. This release applies to all claims, demands, actions, and causes of action whether presently known or unknown, existing at the time this Agreement is executed, including, but not limited to, such rights and claims Mr. Chandra has or may have under the Fair Labor Standards Act, 29 U.S.C. (S) 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S) 2000 (e), et seq.; the Civil Rights Act of 1866, 42 U.S.C. (S) 1981, et seq., the Americans with Disabilities Act, 42 U.S.C. (S) 1201, et seq., the National Labor Relations Act, 29 U.S.C. (S)151, et seq.; the Family Medical Leave Act, 29 U.S.C. (S)2601 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. (S)701 et seq.; Federal Executive Order 11246; the Employee Retirement Income Security Act of 1974, 29 U.S.C. (S)201 et seq.; the Rehabilitation Act, 29 U.S.C. (S)701 et seq.; the Pregnancy Discrimination Act, 42 U.S.C. (S)2000 et seq.; the Whistleblower Protection Statutes, 10 U.S.C. (S)2409, 12 U.S.C. (S)1831j, 31 U.S.C.
         (S)5328, 41 U.S.C. (S)265; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act; and/or any other similar federal, state or local statute, law, ordinance, regulation or order.

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     12. In addition to the foregoing, Mr. Chandra does hereby expressly waive any and all rights or claims which he has or may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. (S)(S) 621-634) or any similar law or rule of any other jurisdiction, to the full extent that she may waive such rights and claims pertaining to the matters released herein. The Age Discrimination in Employment Act of 1967 provides, in pertinent part, as follows:

                   It shall be unlawful for an employer--

                   (1) to fail or refuse to hire or to discharge any individual or otherwise discriminate against any individual with respect to his compensation, terms, conditions, or privileges of employment, because of such individual's age;

                   (2) to limit, segregate, or classify his employees in any way which would deprive or tend to deprive any individual of employment opportunities or otherwise adversely affect his status as an employee, because of such individual's age; or

                   (3) to reduce the wage rate of any employee in order to comply with this chapter.

         29 U.S.C. (S) 623(a).

     13. Further, Mr. Chandra releases and forever discharges, Allstate from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits and liabilities whatsoever, both known or unknown, in law or in equity up to the date that this Agreement is executed. Mr. Chandra further promises, agrees and covenants not to file any lawsuit, of any nature whatsoever against Allstate with any federal, state or local court with regard to any claim or cause of action which he has or may have had, known or unknown, arising prior to the date of this Agreement, that is subject to Mr. Chandra's release of claims.

         Allstate releases and forever discharges Mr. Chandra from any and all demands, claims, causes of actions, obligations, agreements, promises, representations, damages, suits and liabilities whatsoever, both known or unknown, in law or in equity, up to the date that this Agreement is executed. Allstate further promises, agrees and covenants not to file any lawsuit, of any nature whatsoever against Mr. Chandra with any federal, state or local court with regard to any claim or cause of action which it has or may have had, known or unknown, arising prior to the date of this Agreement that is subject

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         to Allstate's release of claims. However, nothing contained in this paragraph or in this Agreement shall release any claims that Allstate may have against Mr. Chandra as a result of Mr. Chandra's (i) willful misconduct, (ii) material breach of fiduciary duty, or (iii) felonious act.

     14. The parties agree that Mr. Chandra will not encourage or assist any employee of Allstate and/or other person(s) or entity(ies) in litigating claims or filing administrative charges against Allstate, and/or those released in this Agreement unless required to provide testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

     15. Mr. Chandra further understands that Allstate reserves the right to set off the sums paid to him by Allstate as consideration for this Agreement against any recovery received by Mr. Chandra in the event he pursues any action, proceeding, complaint, or charge, as proscribed in Paragraphs 11-13. However, nothing in this Agreement shall be interpreted as interfering with the protected right of an employee to file a charge with the U.S. Equal Employment Opportunity Commission ("EEOC") or participate in an investigation or proceeding conducted by the EEOC. Mr. Chandra is, however, waiving the right to recover any money in connection with such a charge or investigation. In addition, nothing contained in this paragraph shall prevent Mr. Chandra from enforcing the terms of this Agreement.

     16. Mr. Chandra covenants and agrees to provide written notice of any subpoena, notice or command to Susie Lees, or her successor as General Counsel, at Allstate Insurance Company, 2775 Sanders Road, Suite F-7, Northbrook, IL 60062. Mr. Chandra shall provide said notice by overnight mail, return receipt requested, within three (3) calendar days of his receipt of the subpoena, notice, request for information or other command.

     17. Mr. Chandra agrees to make himself available to and cooperate with Allstate in any Allstate internal investigation or administrative, regulatory, or judicial proceeding in which he is or may be witness. Such cooperation by Mr. Chandra is understood to include, but not be limited to, making himself available to Allstate upon reasonable notice for interviews and factual investigations, appearing at Allstate's request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to Allstate pertinent information, and turning over to Allstate all relevant documents which are or may in the future come into Mr. Chandra's possession. In the event that Allstate asks for Mr. Chandra's cooperation in accordance with this paragraph, Allstate agrees to reimburse Mr. Chandra for reasonable travel expenses, including lodging and meals, upon submission of receipts to Allstate for such expenses.

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     18. Allstate agrees that if Mr. Chandra is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Allstate or is or was serving at the request of Allstate as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Mr. Chandra's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Mr. Chandra shall be indemnified by Allstate to the fullest extent legally permitted or authorized by Allstate's bylaws in effect as of the date of the termination of Mr. Chandra's employment against all expense and liability (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Mr. Chandra in connection therewith, and such indemnification shall continue as to Mr. Chandra even if he has ceased to be a director, member, employee or agent of Allstate or other entity and shall inure to the benefit of his heirs, executors and administrators. Allstate shall advance to Mr. Chandra all reasonable expenses incurred by him in conjunction with a Proceeding in accordance with the procedure provided for in Allstate's by-laws. Such request shall include an undertaking by Mr. Chandra to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

     19. Mr. Chandra agrees that for a period of twelve (12) months following the date of Mr. Chandra's termination from Allstate, Mr. Chandra will not, directly or indirectly: (i) encourage any employee or agent of Allstate to terminate his or her relationship with Allstate;
         (ii) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of any employee or agent of Allstate, or cause or encourage any person to do any of the foregoing. However, this subparagraph (ii) shall not apply to any individual who (a) was involuntarily terminated by Allstate,
         (b) voluntarily left the employ of Allstate, in the absence of any solicitation to do so by Mr. Chandra, at least 60 days prior to such employment by Mr. Chandra, or (c) is employed by a company that employs Mr. Chandra but which Mr. Chandra had no involvement in such employment; (iii) establish, or take preliminary steps to establish, a business with, or encourage others to establish, or take preliminary steps to establish, a business with, any employee or exclusive agent or independent contractor of Allstate; or (iv) interfere with the relationship of Allstate with, or endeavor to entice away

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         from Allstate, any person who or which at any time since Mr. Chandra's hire date was or is a material customer or material supplier of, or maintained a material business relationship with, Allstate. For purposes of this subparagraph, "material" means greater than $1 million dollars annually.

     20. Mr. Chandra agrees that for a period of six (6) months from October 17, 2013, he will not, except as a passive investor in publicly held companies, engage in, own or control an interest in, act as a principal, director, officer or employee of, or serve as a consultant to any of the companies listed in Attachment A to this Agreement. In the event that Allstate learns of a breach by Mr. Chandra of this paragraph after Allstate has made payment under paragraph 1 and 7 of this Agreement, it has the right to recoup from Mr. Chandra any such payments.

     21. The existence and terms of this Agreement are to be held in strict confidence by Mr. Chandra and any discussion of this Agreement shall be limited to those parties absolutely essential for accounting purposes, tax purposes, securing of employment, government benefits, loans, or in any other case where it is absolutely essential or required by law. In those circumstances, those parties to whom such communication is made will be put on notice of the confidentiality of the Agreement.

     22. Allstate and Mr. Chandra agree that Mr. Chandra may revoke this Agreement if, within seven (7) calendar days from the date this Agreement is executed, Mr. Chandra provides written notice to Harriet Harty, Human Resources, 2775 Sanders Road, Suite F6, Northbrook, IL 60062 of his intention to revoke the Agreement. Accordingly, this Agreement shall not become effective or enforceable until seven
         (7) calendar days have passed after its execution.

     23. Mr. Chandra and Allstate further warrant and acknowledge that Mr. Chandra was given 21 calendar days, from the date this Agreement was presented to him, in which to consider this Agreement prior to its execution. It is further acknowledged that Mr. Chandra was advised in writing to consult with an attorney prior to executing this Agreement. Mr. Chandra and Allstate further warrant and acknowledge that they have each read, reviewed, and fully considered the terms of this Agreement, have made such investigation of the facts pertinent hereto as each deems necessary and appropriate, and fully understand the terms and effect of this Agreement and execute the same freely of their own accord. Mr. Chandra and Allstate hereby acknowledge that the terms of

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         this Agreement are contractual, and not a mere recital, and are the result of mutual consent to, and understanding of, the terms of this Agreement. This Agreement contains the entire agreement between the parties, and each acknowledges that there are no other agreements or understandings between them except as expressly provided for herein. This Agreement is to be governed by the law of the State of llinois.

     24. At no time shall Mr. Chandra make any remarks disparaging the conduct or character of Allstate, or any of its respective subsidiaries, affiliates, agents, attorneys, managers, employees, officers, directors, successors, or assigns. Mr. Chandra agrees and promises that he will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Allstate, his employment with Allstate, or his termination of employment from Allstate. Mr. Chandra further agrees that should he violate this provision, Allstate shall have the right to pursue any and all remedies which may be available to it, whether legal, equitable or otherwise. Mr. Chandra further acknowledges that Allstate's right to recover any remedy under this provision does not preclude Allstate from exercising any and all remedies available to it for any violation or breach of any other term, condition or provision of this Agreement.

         No member of the Allstate Nondisparagement Group, defined as (i) all Allstate corporate entities and (ii) all employees of Allstate Insurance Company who are members of Allstate's Senior Leadership Team and Allstate Financial's Senior Leadership Team, shall make any remarks disparaging the conduct or character of Mr. Chandra. All members of the Allstate Nondisparagement Group agree and promise that they will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Mr. Chandra, his employment with Allstate, or his termination of employment from Allstate. All members of the Allstate Nondisparagement Group further agree that should they violate this provision, Mr. Chandra shall have the right to pursue any and all remedies which may be available to him, whether legal, equitable or otherwise. All members of the Allstate Nondisparagement Group further acknowledge that Mr. Chandra's right to recover any remedy under this provision does not preclude him from exercising any and all remedies available to him for any violation or breach of any other term, condition or provision of this Agreement.

     25. Except as provided below with regards to Paragraphs 11-15, Mr. Chandra and Allstate agree and understand that should any provision, term or condition of this Agreement be declared illegal, void or unenforceable, it shall be severed. The remaining terms, provisions and conditions shall remain in full force and effect and shall remain binding on Mr. Chandra and Allstate. If any of the Paragraphs 11-15 are declared illegal, void or unenforceable because of any

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         action undertaken by Mr. Chandra, the remaining terms, provisions and conditions shall remain in full force and effect and shall remain binding on Mr. Chandra and Allstate with the exception that Mr. Chandra shall be required to return to Allstate all benefits paid to him under this Agreement from the date that this Agreement was executed.

     26. Mr. Chandra and Allstate hereby agree and understand that this Agreement contains the complete and entire agreement between Mr. Chandra and Allstate concerning the terms, provisions and conditions of this Agreement. Mr. Chandra and Allstate further agree and understand that the terms, provisions and conditions of this Agreement may not be altered or modified except by a subsequent writing signed by Mr. Chandra and a duly authorized agent of Allstate.

     27. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, administrators, representatives, executors, successors and assigns

     I HAVE READ THIS VOLUNTARY SEPARATION AGREEMENT AND RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.

     IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on this 17 day of October, 2013.

                                             /s/ Anurag Chandra
                                             -----------------------------------
                                                       ANURAG CHANDRA

                                                      October 17, 2013
                                             -----------------------------------
                                                            Date

                                             ALLSTATE INSURANCE COMPANY

                                             By:  /s/ Harriet K. Harty
                                                  -----------------------------

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                                 ATTACHMENT A

American Family
Farmers
GEICO
Nationwide
Progressive
State Farm
Travelers
USAA

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